As filed with the Securities and Exchange Commission on November 2, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

U.S. BANCORP

(Exact name of Registrant as specified in its charter)

Delaware	41-0255900
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

800 Nicollet Mall

Minneapolis, Minnesota 55402

(Address of principal executive offices and zip code)

U.S. Bank Executive Employees Deferred Compensation Plan (2005 Statement), as Amended

U.S. Bank Outside Directors Deferred Compensation Plan (2005 Statement), as Amended

(Full title of the plans)

Copy to:

James L. Chosy, Esq. Senior Executive Vice President and General Counsel U.S. Bancorp 800 Nicollet Mall Minneapolis, Minnesota 55402 (Name and address of agent for service)	Celia A. Soehner, Esq. Morgan, Lewis & Bockius LLP One Oxford Centre, Thirty-Second Floor 301 Grant Street Pittsburgh, Pennsylvania 15219 (412) 560-3300

(651) 466-3000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Form S-8 is filed by U.S. Bancorp (the “Registrant”) to register, in the aggregate, an additional $233,000,000 of deferred compensation obligations issuable under (i) the U.S. Bank Outside Directors Deferred Compensation Plan (2005 Statement), as amended (the “Director Plan”), with respect to $3,000,000 of deferred compensation obligations, and (ii) the U.S. Bank Executive Employees Deferred Compensation Plan (2005 Statement), as amended (the “Executive Plan”), with respect to $230,000,000 of deferred compensation obligations. The Registrant previously has filed the following Forms S-8 relating to the Director Plan and the Executive Plan that register the offer and sale of (a) the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), and (b)  deferred compensation obligations: Form S-8 filed on October 25, 2018 (Commission File No. 333-227999); Form S-8 filed on April 18, 2014 (Commission File No. 333-195375); Form S-8 filed on June 21, 2013 (Commission File No. 333-189506); Form S-8 filed on April  20, 2010 (Commission File No.  333-166193); and Form S-8 filed on April 18, 2007 (Commission File No. 333-142194).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to the participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the Commission”) are incorporated by reference into this Registration Statement (other than, in each case, documents or information deemed to have been furnished to, rather than filed with, the Commission, which documents or information are specifically not incorporated by reference herein):

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on February 22, 2022, including the information specifically incorporated by reference into the Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the Commission on March  8, 2022.

(b) The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022, filed with the Commission on May 3, 2022, June 30, 2022, filed with the Commission on August 4, 2022, and September 30, 2022, filed with the Commission on November 1, 2022.

(c) The Registrant’s Current Reports on Form 8-K  filed with the Commission on January  25, 2022, February  9, 2022, April  20, 2022, April  21, 2022, May  16, 2022, September  16, 2022, October  18, 2022, and October 19, 2022.

(d) Exhibits 99.1 to the Registrant’s Current Reports on Form 8-K filed with the Commission on January  19, 2022, July  15, 2022, and October 14, 2022.

All reports and other documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates the Registrant has sold all of the securities offered under this Registration Statement or deregisters the distribution of all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents; provided, however, that documents or information deemed to have been furnished to, rather than filed with, the Commission shall not be deemed incorporated by reference in this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The Deferred Compensation Obligations represent unsecured obligations (the “Obligations”) of the Registrant to pay deferred compensation from time to time in the future in accordance with the terms of the Director Plan and the Executive Plan (together, the “Plans”).

Eligible employees of the Registrant generally are entitled to defer receipt of base salary and bonus compensation, subject to certain exceptions, into the Executive Plan, and non-employee members of the Board of Directors of the Registrant (the “Board”) are entitled to defer receipt of director fees into the Director Plan, in accordance with the terms of the Plans. The Plans are intended to be unfunded plans for purposes of the Employee Retirement Income Security Act of 1974, as amended, and the Obligations are general unsecured obligations of the Registrant, subject to the claims of its general creditors. The amount of compensation to be deferred by each participating eligible employee or Board member (individually, a “Participant” and collectively, the “Participants”) is determined in accordance with the applicable Plan based on elections by each Participant.

Under the Plans, amounts credited to a Participant’s account are credited based upon deemed investment returns under the investment funds offered under the Plans and selected by the Participant, including Common Stock of the Registrant. The Obligations generally are payable upon the earlier of a Participant’s death or Separation from Service (as defined in the Plans), and subject to the requirement that distributions to Participants who are Specified Employees, as defined in the Executive Plan, at the time of their Separation from Service will be delayed until the last day of the month that is six months after such Separation from Service, subject to certain exceptions, including for in-service withdrawals in the event of an Unforeseeable Emergency (as defined in the Plans), certain court-ordered distributions, distributions in the event the Plan fails to meet the requirements of Section 409A of the Internal Revenue Code, and distributions upon termination of the applicable Plan. The Obligations generally are payable in cash in the form of a lump-sum distribution or in installments paid over five-, 10-, 15- or 20-year periods, as elected by the Participant at the time of the initial election to defer compensation, except that account balances reflecting a deemed investment in Common Stock will, unless otherwise determined by Compensation and Human Resources Committee of the Board (the “Committee”), be distributed in shares of Common Stock. Any fractional shares will be paid in cash.

A Participant may designate one or more beneficiaries to receive any portion of the Obligations payable in the event of death. Participants or beneficiaries may not assign or transfer any right or interest in the Plans in which they are participating, and the payments under each Plan may not be subject to alienation, attachment, execution, levy, pledge or garnishment by or on behalf of creditors of Participants or beneficiaries.

The Plans are administered by the Committee, or its designee. The Registrant may amend or terminate the Plans at any time, pursuant to the terms and conditions set forth therein.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Delaware law provides that a corporation’s certificate of incorporation may provide that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (the “DGCL”) relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

Article Eighth of the Registrant’s Restated Certificate of Incorporation provides that no director will be personally liable to the Registrant or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Article VI, Section 1 of the Registrant’s Amended and Restated Bylaws (the “Bylaws”) provides that officers and directors will be indemnified to the fullest extent permitted by the DGCL, provided that any such indemnitee shall cooperate in good faith with any request by the Registrant that common counsel be utilized by the parties to an action or proceeding that are similarly situated unless actual or potential conflicts of interests, as determined by the Registrant preclude such joint representation; provided, further, that the Registrant shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person, except for a proceeding contemplated by Article VI, Section 4 of the Bylaws only if such proceeding (or part thereof) was authorized by the Registrant’s Board of Directors.

Article VI, Section 2 of the Bylaws provides that the Registrant will pay expenses incurred by directors and officers in defending actions in advance of any final disposition, provided that the officer or director agrees to repay the amounts if it is ultimately determined that such officer or director is not entitled to be indemnified under the Bylaws or otherwise.

The Registrant maintains a standard policy of directors’ and officers’ liability insurance.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1*	U.S. Bank Executive Employees Deferred Compensation Plan (2005 Statement).

4.2	U.S. Bank Outside Directors Deferred Compensation Plan (2005 Statement), filed as Exhibit 10.1 to the Registrant’s Form 8-K filed on December 21, 2005.

4.3	First Amendment of the U.S. Bank Outside Directors Deferred Compensation Plan (2005 Statement), filed as Exhibit 10.3(b) to the Registrant’s Form 8-K filed on January 7, 2009.

4.4	Second Amendment of the U.S. Bank Outside Directors Deferred Compensation Plan (2005 Statement), filed as Exhibit 10.12(c) to the Registrant’s Form 10-K for the year ended December 31, 2011.

5.1*	Opinion of Morgan, Lewis & Bockius LLP.

23.1*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP.

24.1*	Power of Attorney

107*	Filing Fee Table

*	Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on November 2, 2022.

U.S. BANCORP

By:	/s/ Andrew Cecere
Name:	Andrew Cecere
Title:	Chairman, President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew Cecere	Chairman, President and Chief Executive Officer	November 2, 2022
Andrew Cecere	(Principal Executive Officer)

/s/ Terrance R. Dolan	Vice Chair and Chief Financial Officer	November 2, 2022
Terrance R. Dolan	(Principal Financial Officer)

/s/ Lisa R. Stark	Controller	November 2, 2022
Lisa R. Stark	(Principal Accounting Officer)

*		November 2, 2022
Warner L. Baxter	Director

*		November 2, 2022
Dorothy J. Bridges	Director

*		November 2, 2022
Elizabeth L. Buse	Director

*		November 2, 2022
Kimberly N. Ellison-Taylor	Director

*		November 2, 2022
Kimberly J. Harris	Director

*		November 2, 2022
Roland A. Hernandez	Director

*		November 2, 2022
Olivia F. Kirtley	Director

*		November 2, 2022
Richard P. McKenney	Director

*		November 2, 2022
Yusuf I. Mehdi	Director

*		November 2, 2022
Loretta E. Reynolds	Director

*		November 2, 2022
John P. Wiehoff	Director

*		November 2, 2022
Scott W. Wine	Director

*

James L. Chosy, by signing his name hereto, does hereby sign this document on behalf of each of the above-named directors of the registrant pursuant to powers of attorney duly executed by such persons.

Dated: November 2, 2022	By:	/s/ James L. Chosy James L. Chosy Attorney-In-Fact Senior Executive Vice President and General Counsel